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                                                                    EXHIBIT 3.11

CANADA BUSINESS
CORPORATIONS ACT

     Form 11

ARTICLES OF CONTINUANCE
(Section 181)

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1.   Name of Corporation.

     NORTH AMERICAN CONSTRUCTION LTD.

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2.   Place in Canada where the registered office is to be situated.

     Edmonton, Alberta

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3.   The classes and any maximum number of shares that the corporation is authorized to issue.

     See Schedule I attached hereto:

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4.   Restrictions if any on share transfers.
     No shares of the Corporation shall be transferred without the approval of the directors of the Corporation either by a resolution passed at a Board of directors meeting or by an instrument or instruments in writing signed by all the directors.
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5.   Number (or minimum and maximum number) of directors.

Minimum number of directors one (1) maximum number of directors twenty (2

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6.   Restrictions if any on businesses the corporation may carry on.

     None

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7.   (1) If change of name effected     (2) Details of Incorporation
         previous name.
                                        Incorporated under The Companies
         n/a Act - March 13, 1969, Continued under The Business Corporations A (Alberta) October 31, 1983.

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8.   Other provisions if any.

     See Schedule II attached hereto:

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Date            Signature                        Description of Office


                /s/  [Illegible]
July 20, 1988       -------------------------    Director

                                                 /s/  [Illegible]
                                                     ---------------------------

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SCHEDULE I  attached to the Articles of Continuance of
            NORTH AMERICAN CONSTRUCTION LTD.

     The classes and any maximum number of shares that the Corporation is authorized to issue.

     3.1  (a)  100 Class "A" Voting Non-Participating Common Shares;

          (b)  1,000 Class "B" Non-Voting Participating Common Shares;

          (c)  100,000 Class "C" Redeemable Preferred Shares;
          shares of any class may be issued in one or more series, and the directors shall have authority to determine the designation, rights, privileges, restrictions and conditions attaching to the shares of each series.

     3.2 The Class "A" and Class "B" Common and Class "C" Redeemable Preferred Shares shall have attached thereto the following special rights, privileges and restrictions:

          (a) Dividends: The holders of the Class "C" Redeemable Preferred Shares shall only be entitled to a dividend in the event that the Directors so designate upon issuance of such shares and then at such rate, and having such preference or priority over dividends on the Class "B" Common Shares as the directors determine by resolution at the time of issuance of the preference shares.

                    The Class "A" Common Shares shall not be entitled to a
               dividend.

                    No dividends shall at any time be declared or paid on or set apart for the Class "B" Common Shares in circumstances which would result in an impairment of the ability of the Corporation to purchase or redeem all of the Class "C" Redeemable Preferred Shares.

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          (b)  Premium: Upon the issuance of any series of Class "C" Redeemable
               Preferred Shares, the directors may provide for the payment of a premium upon any purchase or redemption of shares of such series by the Corporation in excess of the price or consideration at or for which such shares have been issued and such additional amount, if any, required to be paid by the Corporation on such purchase or redemption of any such share is hereinafter referred to in these Articles of Continuance as the "Premium" on the shares of such series.

          (c) Redemption of Class "C" Redeemable Preferred Shares: The Corporation may upon thirty (30) days notice in writing to any holder of Class "C" Redeemable Preferred Shares, redeem at any time or from time to time the whole or any part of the then outstanding Class "C" Redeemable Preferred Shares on payment for each share to be redeemed of the sum of: the issue price thereof, the amount of any dividend thereon declared and unpaid or accumulated, and the aggregate of the Premiums on the shares to be redeemed (the "Redemption Amount"). Where the directors determine to redeem less than all of the Class "C" Redeemable Preferred Shares outstanding at any time the shares to be redeemed at any particular time or from time to time shall be selected by lot, or otherwise, in such manner as the Board of Directors may determine from time to time.

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               Subject to the laws of Canada, a holder of Class "C" Redeemable
               Preferred Shares shall be entitled to require the Corporation to redeem at any time or times all or any of the Class "C" Redeemable Preferred Shares registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its head office a share certificate representing the Class "C" Redeemable Preferred Shares which the registered holder desires to have the Corporation redeem together with a request in writing specifying:

               (i) that the registered holder desires to have the Class "C" Redeemable Preferred Shares represented by such certificate redeemed by the Corporation and

               (ii) the business day (in this paragraph referred to as the
                    "Redemption Date") on which the holder desires to have the Corporation redeem such Class "C" Redeemable Preferred Shares.

               The requests in writing shall specify a Redemption Date which shall not be less than thirty (30) days after the day on which the request in writing is given to the Corporation. Upon receipt of a share certificate representing the Class "C" Redeemable Preferred Shares which the registered holder desires to have the Corporation redeem together with such request the Corporation shall, subject to its being able to do so under the laws of Canada, on the Redemption Date redeem such Class "C" Redeemable Preferred Shares by paying to such registered holder the Redemption Amount applicable to each of such shares.

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                    Class "C" Redeemable Preferred Shares tendered to the
               Corporation as aforesaid shall be redeemed on the Redemption Date and from and after the Redemption Date the holders thereof shall not be entitled to exercise any of the rights of holders of Class "C" Redeemable Preferred Shares in respect thereof unless payment of the full Redemption Amount applicable to each such share is not made on the Redemption Date, in which event the rights of the holders of shares so tendered in respect of which the full Redemption Amount applicable is not paid shall remain unaffected. Until the Corporation has redeemed the shares so tendered in full, the shareholder who tendered his shares for redemption shall retain the status of a claimant and shall be entitled to be paid and have all shares so tendered redeemed in full as soon as the Corporation is lawfully able to do so.

          (d) Purchase of Class "C" Redeemable Preferred Shares: Any holder of Class "C" Redeemable Preferred Shares may tender all or any part of his shares for purchase by the Corporation at any time.
               Upon receipt of such tender and subject to the purchase being permitted by law the Corporation shall purchase the shares so tendered for a price equal to the Redemption Amount applicable to each such share, and the Corporation shall take such action as is required of it by law to effect such purchase.

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          (e)  Voting Rights and Restrictions: The holders of the Class A"
               Common Shares and unless otherwise determined by the Directors upon the issuance of the Class "C" Redeemable Preferred Shares, also the holders of the Class "C" Redeemable Preferred Shares shall be entitled to one vote for each such share held provided that any resolution which proposes to vary the rights attaching to any class of shares in the capital of the Corporation shall only be effective and valid where it is consented to or approved by the holders of two thirds of the shares of each class entitled to vote at such meeting. Subject always to the laws of Canada, holders of the Class "B" Common Shares shall have no voting privileges.

          (f) Issuance of New Shares: The holders of the Class "C" Redeemable Preferred Shares shall not be entitled as of right to subscribe for or purchase or receive any part of any issue of shares or of bonds, debentures or other securities of the Corporation now or hereafter authorized.

          (g) Liquidation, Dissolution, Winding-up: In the event of liquidation, dissolution or winding-up of the Corporation or any other distribution of assets among the shareholders for the purpose of winding up its affairs, the holders of the Class "C" Redeemable Preferred Shares shall be entitled to receive the

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               Redemption Amount applicable to each such share before any amount shall be paid or any property or assets of the Company distributed to the holders of any common shares. After payment to the holders of the Class "C" Redeemable Preferred Shares of the amounts so payable to them they shall not be entitled to share in any further distribution of the property or assets of the Corporation.

               The holders of the Class "A" Common Shares shall be entitled to receive an amount equal to the issue price of each such share and the holders of the Class "B" Common Shares shall be entitled to participate pari passu in the assets remaining after the payments provided for herein to holders of Class "C" Redeemable Preferred Shares and Class "A" Common Shares in the event of the liquidation, dissolution or winding-up of the Company or any other distribution of assets among shareholders for the purpose of winding-up its affairs, provided that any sum reserved for the payment of dividends for any class of shares in accordance with the provisions of paragraph 3.2(a) above shall be distributed to the holders of that class of shares before any distribution of assets to the holders of Class "A" and Class "B" Common Shares."

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SCHEDULE II attached to the Articles of Continuance of:
            NORTH AMERICAN CONSTRUCTION LTD.

9.   Other provisions if any:

i.   The number of shareholders of the Corporation, exclusive of:

     (a)  persons who are in its employment or that of an affiliate, and

     (b) persons, who having been formerly in its employment or that of an affiliate were, while in that employment, shareholders of the Corporation and have continued to be shareholders of that Corporation after termination of that employment.

     is limited to not more than fifty (50) persons, two or more persons who are joint registered owners of one or more shares being counted as one shareholder.

ii. Any invitation to the public to subscribe for securities of the Corporation is prohibited.